EXHIBIT 99.1

Psychemedics Announces Third Quarter Results

ACTON, Mass., Nov. 09, 2020 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ:PMD) today announced third quarter financial results for the period ended September 30, 2020.

The Company’s revenue for the quarter ended September 30, 2020 was $5.2 million versus $9.9 million for the quarter ended September 30, 2019, a decrease of 47%. Net loss for the quarter ended September 30, 2020 was $1.1 million or ($0.20) per diluted share, versus net income of $0.7 million or $0.12 per diluted share, for the comparable period last year. The Company’s revenue for the nine months ended September 30, 2020 was $16.0 million versus $29.0 million for the comparable period in 2019, a decrease of 45%. Net loss for the nine months ended September 30, 2020 was $3.3 million or ($0.60) per diluted share, versus net income of $2.1 million or $0.37 per diluted share, for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, stated:

"We saw a significant improvement in our business in the third quarter versus the second quarter. We are still not at our pre-COVID-19 (Coronavirus pandemic) levels; however, each month in the quarter showed an increase in testing volumes over the previous month. Revenue for the quarter increased 56% from the second quarter of 2020. Pre-tax results for the quarter improved by $1.9 million, or 57%, from the second quarter of 2020.

“While COVID-19 has continued to affect the Company’s sales volumes, it has not impacted the Company’s ability to perform testing. We have continued with safety measures to ensure the safety of our employees as well as maintaining business continuity.

“COVID-19 impacted both our domestic and international revenues. Domestic revenues declined 30% compared to the third quarter of 2019. Comparing the current quarter to the second quarter of 2020, domestic sales increased 56%. The manufacturing and transportation sectors showed especially strong improvement. While hurricanes in the Gulf had a negative impact on our Oil & Gas business, these customers still represent a strong anchor to windward for us. International revenues declined 93% compared to the third quarter of 2019 due to the falloff in volume from Brazil. As noted last quarter, the Brazilian government closed all driver license bureaus and extended the license renewal period for all driver licenses, including commercial transportation licenses.

“As we previously reported, in May we received loan proceeds of $2.2 million under the Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Administration.  These funds were fully used as of July.  We believe that we qualify for the full $2.2 million to be forgiven according to the SBA guidance. To date, we have not reported this $2.2 million as income. Meanwhile, the full amount of the staffing expenses associated with this PPP loan have been recorded as expenses. Had we been able to record the $2.2 million related to PPP as income, our year to date loss of $3.3 million ($0.60 diluted EPS) would have been $0.8 million ($0.15 diluted EPS); and our loss for the third quarter of $1.1 million ($0.20 diluted EPS) would have been $0.3 million ($0.07 diluted EPS). As the PPP funds were fully used in July, the Company implemented several cost savings measures in August and September, including staff reductions, salary cuts and suspension of the Company’s 401(k) match.

“We believe these reported results do not reflect the real underlying strength of our company. We look for continuing improvement as the country continues to open up. Companies and our clients continue to give us feedback that they need to be even more vigilant than ever to try to keep drug abusers out of the workplace given the long shut-down of the country. Therefore, we believe we are well positioned, especially in our domestic business, as the economy recovers.

“The Company had approximately $5.5 million of working capital, including $1.8 million of cash, as of September 30, 2020. This compares to $6.5 million of working capital and $3.7 million of cash as of June 30, 2020. The Company expects to receive income tax refunds of $0.4 million in the fourth quarter of 2020 and $1.3 million in the first half of 2021.

“The Company paid 94 consecutive dividends (23½ years) through the first quarter of 2020, even during the financial crisis in 2008. However, as a result of the current pandemic, the dividend was suspended following the first quarter and will remain suspended at this time. We have consistently been committed to paying a dividend and it took a pandemic for us to break our long history of consecutive quarterly dividend payments. We evaluate the dividend each quarter and will continue to do so as we move forward.”

Psychemedics Corporation is the world’s largest provider of hair testing for the detection of drugs of abuse. The Company’s patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Neil Lerner, Vice President of Finance
Neill@psychemedics.com

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, receivables collection dates, dividends, future business, growth opportunities, profitability, pricing, new accounts, customer base, market share, test volume, sales and marketing strategies, market demand for drug testing services in Brazil, U.S. and foreign drug testing laws and regulations, including, without limitation, Brazilian professional driver drug testing requirements, required investments in plant, equipment and people and new test development, the effect of COVID-19 on our business, including its effects on our business, and profitability, and on the well-being and availability of our employees, the continued operation of our testing facilities and loan forgiveness under the PPP program) may be “forward looking” statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the severity of the COVID-19 pandemic, and its impact on the Company’s markets, including its impact on the Company’s customers, suppliers and employees, as well as its risk on the United States and worldwide economies, the timing, scope and effectiveness of further governmental, regulatory, fiscal monetary and public health responses to the COVID-19 pandemic, Internal Revenue Service refund processing timeframes, compliance by the Company with repayment forgiveness requirements under the PPP, changes in U.S. and foreign government regulations, including but not limited to FDA regulations, changes in Brazilian laws and regulations and proposed laws and regulations and the implementation of such laws and regulations, currency risks, R&D spending, competition (including, without limitation, competition from other companies pursuing the same growth opportunities), the Company’s ability to maintain its reputation and brand image, the ability of the Company to achieve its business plans, cost controls, leveraging of its global operating platform, risks of information technology system failures and data security breaches, the uncertain global economy, the Company’s ability to attract, develop and retain executives and other qualified employees and independent contractors, including distributors, the Company’s ability to obtain and protect intellectual property rights, litigation risks, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.  With respect to the continued payment of cash dividends, factors include, but are not limited to, all of the factors listed above with respect to the impact of the COVID-19 pandemic on the our business generally, plus cash flows, available surplus, capital expenditure reserves required, debt service obligations, regulatory requirements, requirements under our bank loan agreements and other factors that the Board of Directors of the Company may take into account. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Psychemedics Corporation Consolidated Statements of Income/(Loss) (in thousands, except per share amounts) (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Revenues	$5,174	$9,852	$16,025	$28,963
Cost of revenues	4,041	5,470	12,416	16,004

Gross profit	1,133	4,382	3,609	12,959

Operating Expenses:
General & administrative	1,341	1,417	4,727	4,687
Marketing & selling	896	1,238	2,858	3,455
Research & development	305	393	981	1,213

Total Operating Expenses	2,542	3,048	8,566	9,355

Operating income (loss)	(1,409)	1,334	(4,957)	3,604
Other income (expense), net	(17)	6	(129)	54

Income (loss) before provision for (benefit from) income taxes	(1,426)	1,340	(5,086)	3,658

Provision for (benefit from) income taxes	(319)	663	(1,770)	1,586

Net income (loss)	$(1,107)	$677	$(3,316)	$2,072

Diluted net income (loss) per share	$(0.20)	$0.12	$(0.60)	$0.37

Dividends declared per share	$-	$0.18	$0.18	$0.54

Psychemedics Corporation Consolidated Balance Sheets (in thousands, except par value) (UNAUDITED)

	September 30,	December 31,
	2020	2019

ASSETS
Current Assets:
Cash	$1,809	$7,283
Accounts receivable, net of allowance for doubtful accounts
of $40 in 2020 and $45 in 2019	3,890	3,780
Prepaid expenses and other current assets	1,299	1,788
Income tax receivable	1,833	--

Total Current Assets	8,831	12,851

Fixed assets, net of accumulated amortization and depreciation
of $16,257 in 2020 and $16,197 in 2019	9,746	10,862
Other assets	885	943
Deferred tax asset	10	--
Operating lease right-of-use assets	4,508	2,875

Total Assets	$23,980	$27,531

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$416	$617
Accrued expenses	1,357	3,577
Current portion of long-term debt	685	678
Current portion of operating lease liabilities	884	963

Total Current Liabilities	3,342	5,835

Long-term debt	3,617	1,951
Long-term deferred tax liabilities	--	550
Long-term portion of operating lease liabilities	4,079	2,375
Total Liabilities	11,038	10,711

Shareholders' Equity:
Preferred stock, $0.005 par value, 873 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000 shares authorized
Shares issued and outstanding: 6,195 in 2020 and 6,185 in 2019	31	31
Additional paid-in capital	32,690	32,249
Accumulated deficit	(8,063)	(3,754)
Less - Treasury stock, at cost, 668 shares	(10,082)	(10,082)
Accumulated other comprehensive loss	(1,634)	(1,624)

Total Shareholders' Equity	12,942	16,820

Total Liabilities and Shareholders' Equity	$23,980	$27,531